Exhibit 10.2

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to the License Agreement dated August 4, 1998 is made as of the 15th day of September, 2000 by and between the University of Florida Research Foundation, Inc. ("UFRF"), a nonstock, nonprofit Florida corporation, and OraGen, Inc. ("Licensee"), a corporation organized and existing under the laws of Florida.

WHEREAS, UFRF and Licensee (collectively "the Parties") entered into a License Agreement covering certain Licensed Patents, made effective August 4, 1998; and

WHEREAS, the Parties have agreed to amend certain terms of the License Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreement set forth below, the Parties hereby amend the License Agreement as follows:

1.   All defined terms not otherwise defined herein shall have the meanings set forth in the License Agreement.

2.   Section 2.2.1. is amended so that the first sentence reads as follows:

      "Licensee may grant written Sublicenses to third parties."

3.   Section 2.2.2. is amended to read as follows:

      "In respect to Sublicenses granted by Licensee under Section 2.2.1., in lieu of royalties required under Section             3.4., Licensee shall pay to UFRF an amount equal to twenty percent (20%) of all revenues received from                   Sublicensees, including royalties, upfront fees, and milestone payments. Licensee shall not be obligated to pay             UFRF any share of monies received from Sublicensees that are dedicated solely for Development Costs incurred         after the Sublicensee payment.

      Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any             Sublicense under this Agreement without the, express written permission of UFRF."

4.   Section 3.2. is amended by changing the dates to read as follows:

      Subsection (a) "before September of 2001."

      Subsection (b) "before September of 2003."

      Subsection (c) "before May of 2004."

5.   Section 3.4.(a) is amended by deleting "or its Sublicensees" from the second sentence of the Section.

6.   Section 3.4. (b) is deleted.

7.   Section 6.2. is amended so that the first two sentences read as follows:

      "UFRF" shall be responsible for and pay all patent costs and expenses incurred by UFRF for the preparation,             filing, prosecution, issuance, and maintenance of the Licensed Patents up to $105,000 for the preparation, filing,           prosecution, issuance, and maintenance of the Licensed Patents thereafter."

8.   Section 6. is further amended by adding Subsection 6.3. as follows:

"6.3.       Licensee shall pay the amount of $ 100,000 to UFRF in consideration for patent expenses associated with                   the Licensed Patents paid by UFRF. Payment shall be due and payable when Licensee receives external                     funding of at least $1 million."

9.   Section 13.2. is amended to read as follows:

"13.2.	Oragen, Inc. Attention: President 12085 Research Drive Alachua FL 32615"

10.   The License Agreement, except as amended herein, shall remain in full force and effect and is hereby ratified and         confirmed.

IN WITNESS WHEREOF, the Parties hereto have duly executed this First Amendment to the License Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ T. Walsh	Date: September 15, 2000
Thomas E. Walsh Director, Office of Technology Licensing

ORAGEN, INC.
By:	/s/ Mento A. Soponis	Date: September 7,2000
Mento A. Soponis President and Chief Executive Officer

Reviewed by UFRF's Attorney

___________________________________

(The attorney shall not be deemed a signatory to this Agreement.)

UFRF Ref:     UF# 1276